As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-142337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A.M. CASTLE & CO.

(Exact name of registrant as specified in its charter)

Maryland	1420 Kensington Road, Suite 220 Oak Brook, Illinois 60523 (847) 455-7111	36-0879160
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(IRS Employer Identification No.)

Marec E. Edgar

Executive Vice President, General Counsel,

Secretary & Chief Administrative Officer

A.M. Castle & Co.

1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Eric Orsic, Esq.

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by A.M. Castle & Co. with the Securities and Exchange Commission:

•	Registration No. 333-142337, filed on April 24, 2007, registering 5,000,000 shares of common stock of A.M. Castle & Co., with a par value of $0.01, 2,000,000 of which may be sold from time to time by certain holders of the shares.

On June 19, 2017, A.M. Castle & Co. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On August 2, 2017, the Bankruptcy Court entered an order confirming the Debtors' prepackaged joint plan of reorganization, dated as of July 25, 2017 (as amended and supplemented from time to time, the “Bankruptcy Plan”), and on August 31, 2017 (the “Effective Date”), the Bankruptcy Plan became effective pursuant to its terms and the Debtors emerged from bankruptcy. On the Effective Date, as a result of the voluntary bankruptcy, the Company terminated all offerings of its securities pursuant to the Registration Statement and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 15th day of September 2017.

A.M. CASTLE & CO

By:	/s/ Marec E. Edgar
Marec E. Edgar
Executive Vice President,
General Counsel, Secretary &
Chief Administrative Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statement on Form S-3.

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